Exhibit 10.1

MANUFACTURING CONTRACT (CONTRATO DE MAQUILA)

BETWEEN

SULFATOS CHILE S.A.

AND

LUSTROS CHILE SpA

In Santiago, Chile, on 24 July, 2014, between SULFATOS CHILE S.A., Chilean tax ID number 76.128.366-9, represented by Marko Yakasovic González, ID number 8.784.441-2, both domiciled for these purposes in Nueva de Lyon N° 96, office 202, Providencia, Santiago (hereinafter “SULFATOS”), as one party, and as the other, LUSTROS CHILE SpA, Chilean tax ID number 76.219.009-5, represented by Mr. Michael Grasty Cousiño, ID number 8.314.982-5, both domiciled for these purposes in Avenida Nueva de Lyon 96, office 202, Providencia, Santiago (hereinafter “LUSTROS”). Hereinafter the legal entities will be referred to collectively as “Parties” and individually “Party”. The Parties have executed the following manufacturing contract (contrato de maquila):

FIRST: BACKGROUND.

SULFATOS is a company dedicated to the processing of mineral and PLS in order to produce copper sulfate through various physical and chemical processes and sell it to third parties. The mineral and PLS processing takes place in the Production Plant that is property of SULFATOS, located Canela in the IV Region (the “Plant”).

In order to develop its activities, during the last three years SULFATOS received money from LUSTROS, whose amount to date totals at least US$10,000,000.00 (Ten million dollars of the United States of America).

SECOND. PURPOSE.

LUSTROS, duly represented, hereby contracts SULFATOS, who acting through its representative, accepts and is obligated to provide manufacturing services for the production of copper sulfate and supply of materials according to the terms and conditions below.

In order to carry out the manufacturing, LUSTROS will supply to SULFATOS minerals and/or PLS in order to be processed in the Plant to obtain the copper sulfate.

THIRD. DEFINITIONS.

The parties agree that the terms or concepts defined below will have the meaning or significance stated in this clause for purposes of this agreement, so that in the interpretation of the agreement, the definition herein shall always prevail over others, including over the natural and obvious meaning of the words.

1)     “CS” means copper sulfate;

2)     “Raw Materials” means the mineral and the PLS from which the CS is obtained. This excludes those additional ingredients necessary to obtain the CS;

3)     “Manufacturing” (Maquila) means the production of CS through the processing of the Raw Materials that LUSTROS will provide to SULFATOS;

4)     “Information” is any and all information revealed by either of the Parties to this contract, or that may be acquired by either of them, related to the business or financial or trade secrets of the other Party; and

5)     “Service” or “Services”: Service of Manufacturing of CS.

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FOURTH. SERVICES PROVIDED.

LUSTROS hereby contracts the Services of SULFATOS, who accepts and is obligated to provide said Services in a timely manner and in the agreed manner, being obligated to transform the Raw Materials that LUSTROS provides to it to produce CS according to the specifications and standards of LUSTROS, in a condition to be sold to third parties.

The CS final product will be delivered in a timely manner by SULFATOS to third parties as indicated by LUSTROS in containers, also as indicated by LUSTROS, in conditions to be transported securely and in compliance with existing norms.

In the event the CS products produced by SULFATOS do not comply with the quality specifications and standards of LUSTROS, SULFATOS will indemnify LUSTROS for all damages that may arise for the latter as a consequence thereof.

The Services will be provided by SULFATOS to LUSTROS in the Plant, place in which SULFATOS is furthermore obligated to:

a)     receive and properly store the Raw Materials provided by LUSTROS for the fulfillment of obligations contracted by virtue of this contract, complying with the highest industry standards;

b)     adequately store the CS product that is produced as a result of the corresponding industrial process, complying with the highest industry standards;

c)     carry out, at its responsibility and cost, all technical analysis necessary with regard to the Raw Materials and the CS, following the standards set forth by LUSTROS;

d)     deliver in a timely manner the CS as designated by LUSTROS in the industrial installations that are indicated in writing, issuing the corresponding waybills in support of the product freight and delivery. By virtue of the foregoing, it will be SULFATOS’ duty to assume the cost of the freight, insurance, permits and all other costs related to the transport and delivery of the CS;

e)     have sufficient buildings necessary for the production, operation and storage of the CS and to always maintain a proper plant, including competent and experienced personnel that will allow for the completion of the obligations under this Agreement;

f)     to preserve the environment and fulfil all Chilean environmental legislation and regulations existing in Chile, being obligated to abstain from executing actions that imply, directly or indirectly, the contamination or alteration of the air, waters or grounds or damage to the flora and fauna;

g)     to guarantee that the places where the Raw Materials and the CS will be stored will be used in an appropriate manner to fulfill this agreement;

h)     not to use any LUSTROS trademark for itself or conduct advertising or promotional activities other than those expressly authorized by LUSTROS in writing;

i)     to have information available on the waybills and record of deliveries of the CS;

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j)     not to issue any statement, representation or warranty, verbal or written, concerning CS with the exception of CS certificates of analysis delivered;

k)     to obtain and maintain, at its expense, all authorizations, permits and registrations that may eventually be required by the government or other authorities to allow SULFATOS to comply with the terms of this Agreement, with the legislation and/or regulations in effect during the term hereof. LUSTROS may require the accreditation of said permits and authorizations at any time and as a prerequisite for any payment that SULFATOS may pay;

l)     to keep enough of its own elements available at all times to fulfill the obligations resulting from relations with its workers. It declares that there is no contractual relationship of any nature between such workers and LUSTROS, but rather they are workers or employees at the service of SULFATOS; and

m)     render the services exclusively to LUSTROS, and consequently not to render the same or similar services to third parties.

SULFATOS will indemnify LUSTROS and keep it indemnified against any claim, proceeding, complaint or process against the latter that originates in the contravention of environmental laws or any environmental damages originated by SULFATOS, its employees, contractors and related third parties and all damages that are caused to LUSTROS or to third parties and that are derived from or are a consequence of acts that SULFATOS must fulfil by virtue of this agreement.

FIFTH. OBLIGATIONS OF LUSTROS.

LUSTROS is obligated to:

a)     deliver the Raw Materials opportunely to SULFATOS at the domicile indicated in the preamble. LUSTROS shall pay for the cost of freight, insurance, internment and all import proceedings (if applicable) regarding the respective Raw Materials; and

b)     pay in a timely manner the invoices to SULFATOS, when due, in the form established in Second and Sixth Articles of this agreement.

SIXTH. PRICE FOR THE SERVICES.

6.1     Price. As consideration for the services provided, LUSTROS shall pay SULFATOS a sum that is equal to the expenses incurred by SULFATOS to produce CS, plus a 15% for profits and general expenses. For the purpose of the calculation of the price, the only costs of SULFATOS to produce the CS to be considered will be the following: water, sulphuric acid, binders, electricity, operational costs, maintenance, parts, remuneration of SULFATOS employees and social security payments. SULFATOS expressly declares that there are no other relevant costs not mentioned above. SULFATOS also declares that any other cost or expense eventually incurred to produce the CS shall be borne exclusively by SULFATOS.

Considering that the Raw Materials will be provided by LUSTROS, the price of the Raw Material shall not be considered for the calculation of the Price or the 15% margin.

6.2     Scope of the Price. The Price of the Services includes all inputs and other necessary elements to produce the CS, including, but not limited to, water, sulphuric acid, binders, electricity, operational costs, maintenance, parts, remuneration of SULFATOS employees, social security payments, use of teams, necessary tools and other costs and expenses of SULFATOS that are necessary to provide the Services in a timely manner and with proper quality.

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6.3     Taxes. SULFATOS will be responsible for all taxes and payments that result as a consequence of the present Agreement. SULFATOS will be responsible for all taxes, payments, rights, indirect taxes, customs tariffs or other charges of any type or nature that are related to the Services, including, but not limited to, sales taxes, commercial patents or licenses, circulations permits, wage and salary taxes as a result of the teams, supplies and personnel provided by SULFATOS.

SULFATOS shall be expressly authorized to retain or discount from the Price those taxes and charges that it must retain or deduct in accordance with the Law.

6.4     Adjustments. The Price for the Services will not be readjusted except by the express agreement of the Parties. All sums that have been agreed in US dollars (“Dollars”) and shall be paid to SULFATOS, will be paid in the agreed currency or its equivalent in pesos according to the exchange rate fixed by the Central Bank of Chile as of the date of issuance of the invoice, according to the “Observed Dollar” as of the moment of issuing the referred invoice.

6.5     Set-Off. For purposes of payment of the Price, the Parties agree that it will be paid by way of partial set-off of the amounts owed by SULFATOS to LUSTROS. This amount of the invoices that SULFATOS issues to LUSTROS with respect to said services will be deducted from the total amount of the debt that SULFATOS maintains with LUSTROS, such that in every payment period a set-off will operate as between the Parties according to the provisions of Article 1655, et seq. of the Chilean Civil Code until the debt is repaid.

6.6     Proceedings. All invoices will be issued by SULFATOS at the end of the month to LUSTROS, who will have a period of 30 days from the date of receipt to object to them according to current norms. After said period, LUSTROS will proceed to deduct the amount of said invoice from the total amount owed by SULFATOS to LUSTROS, referenced in the First Article, doing so until the debt has been fully repaid to the satisfaction of LUSTROS.

In the event that LUSTROS partially objects to the content of an invoice, it will pay the part not objected to in the terms and conditions referenced above, leaving pending resolution the deduction of the remaining amount once the dispute has been resolved.

If objections remain, the matter in dispute will be communicated to SULFATOS for its review and clarification. If no response is presented within 10 days on the part of SULFATOS, it shall be assumed that it is in agreement with the objection presented by LUSTROS.

SEVENTH. DURATION.

This Agreement will enter into effect on the date first above written and will remain in force for a period of ten years.

This period will be deemed automatically extended successively for periods of one year each unless any of the parties states its intent otherwise to the other party by certified letter that must be sent through a Notary Public at least two months in advance of the expiration of the respective period.

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Notwithstanding the aforementioned term, LUSTROS may always terminate this agreement in advance, without providing a reason, by providing a prior written notice sent 30 days in advance of the date that the early termination should be effective. In the event LUSTROS exercises this right, SULFATOS will be obligated to continue delivery of CS equal to the amount and quality agreed until the date of the termination of this agreement.

The parties agree that this Agreement may be terminated in advance, ipso jure, without any need for a judicial declaration or prior notice, if any of the following events of default occurs:

a)     If any of the Parties breaches any of the obligations imposed by this agreement, does not comply faithfully with the obligations for which it is responsible, or complies defectively or late or outside of the term to remedy defects that are presented and this breach is not remedied within 30 days of receiving a written notice from the other Party requiring compliance, or if any Party ceases in its activities. An infringement of the confidentiality obligation established herein is included as a cause for termination.

b)     If any of the parties is declared bankrupt, becomes insolvent, ceases payments, files a preventive composition (convenio preventivo), suspends payments or any of its commercial documents is protested.

c)     This agreement will terminate automatically if compliance herewith becomes impractical or impossible for a period of 2 (two) consecutive months due to causes of force majeure.

d)     Dissolution and/or liquidation of either of the Parties, except in the event that the obligations of the respective Party have been assumed by a third party previously approved by the other Party.

The Parties agree that any tolerance by one thereof of any default resulting from an act or negligence of the other party may not be cited as a sign of acceptance of such act or as a precedent for its repetition.

EIGHTH. LABOR OBLIGATIONS.

The Parties are independent companies and nothing contained in the present Agreement or in the execution of the obligations assumed under the present agreement will be interpreted or imply a partnership, a worker/agent or employer/worker relationship between the Parties. No worker, agent, representative or subcontractor of a Party will be considered worker, representative or subcontractor of the other Party.

SULFATOS will be the exclusive employer or principal of the workers of the Plant that will directly or indirectly provide the Services object of this agreement, without any intervention, direction or responsibility from LUSTROS; in addition, no labor or legal relationship exists between LUSTROS and said workers.

It will be SULFATOS´s responsibility to comply with all labor and security obligations of all types with respect to its personnel, whether direct or indirect. In the same regard, it will be jointly and severally liable for the acts and omissions that occur in the property of LUSTROS.

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SULFATOS will have direct and exclusive responsibility for any fine, monetary sanction, or indemnity payment of any type that may arise and will be obligated to pay for the omission or noncompliance with the obligations assumed by virtue of the present agreement, including and without limiting the foregoing, those acts derived in Article 69 of Chilean Law 16.7644.

In the event that LUSTROS has to pay any amount to independent or contracted employees of SULFATOS or its subcontractors for any reason, including the costs incurred by LUSTROS in its judicial or extra-judicial defense, such amount will be reimbursed to LUSTROS by SULFATOS, duly adjusted plus the maximum conventional interest for re-adjustable operations, within 15 days following the written instruction by LUSTROS or within the period in which the payment should be made, if less than the referred period, and accompany all background materials and documents that justify the payment to be made. Additionally, if any independent or contracted worker of SULFATOS initiates any action against it and LUSTROS in connection with the payment for services rendered, LUSTROS will have the right to retain a sum equal to the sum demanded from any payment that SULFATOS owed according to the terms of Article 183 C et seq. of the Chilean Labor Code, retaining said sums until the date at which the action initiated against LUSTROS has ended and LUSTROS is not obligated to make any payment.

NINTH. ENVIRONMENTAL OBLIGATIONS.

SULFATOS declares and undertakes that while carrying out the Services object of this agreement, it, its personnel and other persons that provide services to it, including subcontractors, if applicable, will not contaminate nature (air, water, flora and fauna) with noxious substances or the environment in general, whoever the owner of the property may be. Additionally it will not expose any person to noxious substances. Any environmental harm that is produced as a result of the noncompliance with this article will be the exclusive responsibility of SULFATOS.

SULFATOS will take special care to comply with the norms of the Chilean Sanitary Code and all laws, regulations, decrees and resolutions issued by authorities regarding hygiene, security and protection of the environment and to act with protectionist critera where no regulations exist. Moreover, SULFATOS will adopt a responsible attitude when certain norms of protection of nature or the environment are necessary, even if no norms or controls exist regarding said matters.

TENTH. PROHIBITIONS AND GUARANTEES

SULFATOS may not transfer or otherwise dispose of this agreement or its benefits or any other right or obligation without the previous written consent of LUSTROS, hereby declaring that it is expressly prohibited from assigning to third parties the present contract or any loan that it may have with LUSTROS by virtue of the same.

In the event the Services are not performed as stipulated in this agreement and its annexes, technical specifications and required criteria, or are of a improper or inferior quality to that requested by LUSTROS, or if the methods of execution do not conform to prudent practice or international standards, SULFATOS will have, within a reasonable period that LUSTROS signals, to cure the deficiency in the services offered.

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In the event SULFATOS is unable to comply in time and form with the obligations assumed, LUSTROS may, in addition to terminating the present agreement, contract a third party to execute such activities, in which event the amount will be deducted from the sum owed to SULFATOS. If the amount is not sufficient to cover the sums that correspond in accordance with that set forth herein, SULFATOS shall fully reimburse, duly readjusted plus the maximum interest allowable for readjustable operations in Chilean pesos, within 10 days from the request.

ELEVENTH. FORCE MAJEURE.

For the purposes of the present agreement, it is understood that Force Majeure or Act of God are events or circumstances impossible to foresee and prevent by one of the Parties and that impede or delay the party´s compliance or observance with all or part of its obligations under this agreement, in the terms of Article 45 of the Chilean Civil Code.

The Parties hereby expressly agree to include within the cause of force majeure or acts of God for the purposes of this agreement all obstacles attributable to man (provided they are not attributable to the Parties), unforeseeable and unstoppable, or that being foreseeable it becomes an unstoppable or inevitable event, making it impossible to comply with the obligations originally contemplated by the Parties (e.g., civil unrest, strikes, blockades, revolutions, etc.).

Neither of the Parties will bear any responsibility for breach of the obligations that are imposed by the present Agreement if the noncompliance is attributable to an act of God or force majeure as described in this clause. In these situations the Parties will attempt in good faith to resolve the problems causing the breach, while an act of God or force majeure is ongoing, in the least onerous manner for both Parties. If the suspension of the Services is maintained for a period of 2 (two) consecutive months, the agreement will be terminated in accordance with the Seventh Article.

The following causes will not be considered Force Majeure or Act of God:

a)     Events that occur as a consequence of an act or fault of the Party that invokes force majeure to excuse the compliance with its obligations under this contract; or those events that are a consequence of an act or fault of its agents, workers or other personnel related to it, such as advisors and any other person for which it is responsible;

b)     The lack of financial capacity, financial difficulties or lack of liquidity of one of the Parties;

c)     Circumstances in which the law makes the Party affected by the force majeure expressly responsible;

d)     Circumstances in which the affected Party has imprudently exposed itself to harm, or has not taken reasonable measures to prevent or mitigate the effects of force majeure;

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e)     The event that triggered the force majeure occurred during the breach of the affected Party, except in the event that the force majeure would have produced identical effects even if the Party affected had not been in breach.

TWELFTH: MISCELLANEOUS.

12.1 Notices. All notices that must be given under this Agreement must be given in writing and they shall be deemed properly delivered upon receipt, in the case of hand delivery, or on the fifth business day after being sent by certified mail or private express mail, as follows:

To LUSTROS:

Patricio Maureira González

Phone: +56977691506

E-mail: pmaureira@diamantino.cl

Or:

Todd Sluzas

233 South Wacker Drive

Suite 2150

Chicago, IL 60515

Phone: +13 1 29931896

E-mail: TSluzas@liamventures.com

To SULFATOS:

Marko Yakasovic Gonzaléz

Phone: +56223331194

E-mail: marko@lustros.com

The parties may change the persons to be notified and/or the address to which notices must be sent provided those changes are notified to the other Party according to this clause.

12.2     Entire Agreement. The Parties represent that the present document reflects the agreements reached by the Parties in the manufacturing and supply contract.

12.3     Applicable Law. This Agreement is governed by the laws of the Republic of Chile.

12.4     Dispute Resolution. Any controversy between the Parties shall be resolved by the Ordinary Courts of Justice (Tribunales Ordinarios) of Santiago. Therefore, the parties fix their domicile in this city and adhere to the competence of said courts.

12.5     Confidentiality. The Parties are obligated to maintain strictly confidential all information to which they have access under this agreement and/or that is reciprocally provided and/or is generated by the negotiation, development and application of this agreement, the auxiliary contracts and any other act or contract related to the foregoing that must be signed in the future and has not been otherwise made public. They further undertake not to copy or disclose any part of such information to any third party who is not directly related, and never to a competitor of a Party, assuming liability for the disclosure of information by persons with a labor relationship, of related entities, or dependents, partners, directors, employees, representatives, advisors, attorneys and agents. All of the foregoing is without prejudice to the obligation to disclose information upon request by a competent authority. In this case, the party so requested will advise the other party of such request before making the disclosure and give the other party the opportunity to recommend the form and content of said disclosure.

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12.6     No Waiver. Any failure by the Parties to demand fulfillment of any of the provisions hereof shall not ever be construed as a waiver of the relevant stipulation nor in no way affect the validity of this Agreement or any of its parts or the right of such Party to later demand fulfillment of it or any other stipulation in this Agreement.

12.7     Amendments. This Agreement may not be amended except in writing after this date, in compliance with the same formalities as for the execution of this Agreement, which must be signed by all parties through their legal representatives duly empowered to this end.

12.8     Severability. The Parties agree that no illegality, vice or inconsistency in any non-essential part of this Agreement shall give rise to the nullity of the entire or integral agreement. The other undisputable provisions shall survive unless the Parties mutually stipulate otherwise.

The authority of Michael Grasty Cousiño to represent LUSTROS CHILE SpA is set forth in public deed dated June 24, 2014, granted in the Santiago Notarial Office of René Benavente Cash. The authority of Marko Yakasovic Gonzales to represent SULFATOS CHILE S.A. is set forth in the public deed dated September 6, 2013, granted in the Santiago Notarial Office of Féliz Jara Cadot.

/s/ Michael Grasty Cousiño	/s/ Marko Yakasovic Gonzaléz
Michael Grasty Cousiño	Marko Yakasovic Gonzaléz
On behalf of Lustros Chile SpA	On behalf of Sulfatos Chile S.A.

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